Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 20, 2022
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS 3rd QUARTER RESULTS

OAKDALE, CAOak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2022 consolidated net income was $6,800,000, or $0.83 per diluted share (EPS), compared to $4,258,000, or $0.52 EPS for the prior quarter and $4,554,000, or $0.56 EPS for the same period of 2021. Consolidated net income for the nine months ended September 30, 2022 totaled $13,427,000, or $1.64 EPS, representing an increase of $557,000 or 4.3%, compared to $12,870,000, or $1.57 EPS for the nine months ended September 30, 2021. The year-to-date increase in earnings includes a reduction in Paycheck Protection Program (“PPP”) loan interest and fee income from $7,472,000 in 2021 to $881,000 in 2022.

Net interest income was $16,772,000 for the three months ended September 30, 2022, compared to $13,233,000 for the prior quarter and $13,296,000 for the same period of 2021. The increase over the prior quarters is attributable primarily to increased yields on all earning assets resulting from recent FOMC rate hikes. In addition, the loan and investment security portfolios grew by $4.6 million and $34.3 million, respectively, during the third quarter. These increases were offset in part by the decrease in PPP loan interest and fees, as outstanding balances have been paid down to $5.0 million as of September 30, 2022, a year-over-year reduction of $61.5 million due to SBA forgiveness payments.

The net interest margin for the three months ended September 30, 2022 was 3.61%, compared to 2.98% for the prior quarter, and 3.17% for the same period of 2021. The interest margin expansion compared to the prior periods was the result of deploying cash balances into higher yielding investments and loans, and the positive impact of FOMC rate hikes on the yields of our earning assets.

“As rates have increased across the yield curve, we have moved excess cash into higher yielding investments and loans which has significantly impacted our net interest margin. Year to date, the book value of our investment portfolio has grown by $315 million, and our loan portfolio is up approximately $52 million, resulting in a tremendous boost to earnings this year,” stated Rick McCarty, President and Chief Operating Officer.

Non-interest income for the three months ended September 30, 2022 totaled $1,611,000, compared to $1,371,000 during the prior quarter, and $1,303,000 for the same period of 2021. The increases over the prior periods were mainly due to a gain of $274,000 from market value changes on a limited partnership equity investment.

Non-interest expense for the three months ended September 30, 2022 totaled $9,370,000, compared to $9,205,000 during the prior quarter, and $8,407,000 for the same period of 2021. The third quarter increase compared to prior periods is mainly due to staffing expense and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.96 billion as of September 30, 2022, a decrease of $28.8 million over June 30, 2022 and an increase of $105.7 million over September 30, 2021. Gross loans were $912.2 million as of September 30, 2022, an increase of $4.6 million over June 30, 2022, and $40.1 million over September 30, 2021. Gross loans were impacted by PPP loan balance decreases of $4.5 million and $61.5 million, during the third quarter and trailing twelve months, respectively, due to SBA forgiveness payments. Total deposits were $1.83 billion as of September 30, 2022, a decrease of $21.6 million over June 30, 2022, and an increase of $129.7 million over September 30, 2021.

“We remain steadfast in our efforts to broaden relationships by assessing the long-term needs and preferences of our clients. We strive to support them in a consultative manner which provides value and allows us to champion the pursuit of their financial goals,” stated Chris Courtney, CEO. “As we expand our footprint, we intentionally pursue experienced banking professionals who share in our appreciation of this style of relationship building,” Courtney concluded.

Non-performing assets as of September 30, 2022 remained at zero, as they were the prior period and for the same period a year ago.

The allowance for loan losses to gross loans was 1.21% at September 30, 2022, compared to 1.19% at June 30, 2022 and 1.30% at September 30, 2021. The increase during the quarter was due to the $200,000 loan loss provision resulting from loan growth and other factors dictated by our internal model.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company received regulatory approval to open a new office in Roseville, which is currently operating as a Loan Production Office and will open as a full-service branch later this year.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2022	2022	2022	2021	2021

Net interest income	$16,772	$13,233	$10,958	$11,309	$13,296
(Reversal of) provision for loan losses	200	-	-	(635)	-
Non-interest income	1,611	1,371	1,168	1,542	1,303
Non-interest expense	9,370	9,205	9,122	8,877	8,407
Net income before income taxes	8,813	5,399	3,004	4,609	6,192
Provision for income taxes	2,013	1,141	635	1,143	1,638
Net income	$6,800	$4,258	$2,369	$3,466	$4,554

Earnings per common share - basic	$0.83	$0.52	$0.29	$0.43	$0.56
Earnings per common share - diluted	$0.83	$0.52	$0.29	$0.42	$0.56
Dividends paid per common share	$0.150	$-	$0.150	$-	$0.145
Return on average common equity	21.96%	13.40%	6.84%	9.75%	13.01%
Return on average assets	1.35%	0.88%	0.50%	0.72%	1.00%
Net interest margin (1)	3.61%	2.98%	2.51%	2.55%	3.17%
Efficiency ratio (2)	48.14%	59.68%	71.70%	67.45%	55.94%

Capital - Period End
Book value per common share	$12.86	$14.38	$15.95	$17.31	$16.97

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%	0.00%	0.00%	0.00%
Loan loss reserve/ gross loans	1.21%	1.19%	1.25%	1.25%	1.30%

Period End Balance Sheet
($ in thousands)
Total assets	$1,962,470	$1,991,235	$1,946,019	$1,964,478	$1,856,759
Gross loans	912,235	907,627	858,763	860,037	872,110
Nonperforming assets	-	-	-	-	-
Allowance for loan losses	10,997	10,785	10,762	10,738	11,351
Deposits	1,830,882	1,852,502	1,799,305	1,806,966	1,701,180
Common equity	106,188	118,698	131,649	142,612	139,788

Non-Financial Data
Full-time equivalent staff	209	209	206	205	196
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,258,794	8,254,574	8,255,601	8,239,099	8,239,099
Period average - basic	8,172,836	8,170,291	8,157,987	8,151,250	8,148,277
Period average - diluted	8,206,342	8,201,367	8,197,275	8,188,003	8,182,780

Market Ratios
Stock Price	$17.87	$17.20	$18.45	$17.40	$17.54
Price/Earnings	5.41	8.23	15.67	10.31	7.91
Price/Book	1.39	1.20	1.16	1.01	1.03

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.

 A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.

	NINE MONTHS ENDED SEPTEMBER 30,
Profitability	2022	2021
($ in thousands, except per share)
Net interest income	$40,963	$37,526
Provision for loan losses	200	-
Non-interest income	4,150	3,883
Non-interest expense	27,697	24,342
Net income before income taxes	17,216	17,067
Provision for income taxes	3,789	4,197
Net income	$13,427	$12,870

Earnings per share - basic	$1.64	$1.58
Earnings per share - diluted	$1.64	$1.57
Dividends paid per share	$0.300	$0.290
Return on average equity	13.79%	12.74%
Return on average assets	0.92%	1.01%
Net interest margin (1)	3.05%	3.22%
Efficiency ratio (2)	58.20%	56.96%

Capital - Period End
Book value per share	$12.86	$16.97

Credit Quality - Period End
Nonperforming assets/ total assets	0.00%	0.00%
Loan loss reserve/ gross loans	1.21%	1.30%

Period End Balance Sheet
($ in thousands)
Total assets	$1,962,470	$1,856,759
Gross loans	912,235	872,110
Nonperforming assets	-	-
Allowance for loan losses	10,997	11,351
Deposits	1,830,882	1,701,180
Stockholders' equity	106,188	139,788

Non-Financial Data
Full-time equivalent staff	209	196
Number of banking offices	17	17

Common Shares outstanding
Period end	8,258,794	8,239,099
Period average - basic	8,167,093	8,142,931
Period average - diluted	8,201,695	8,175,618

Market Ratios
Stock Price	$17.87	$17.54
Price/Earnings	8.13	8.30
Price/Book	1.39	1.03

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.

 A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.